UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12
GREEN BRICK PARTNERS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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2805 Dallas Parkway, Suite 400
Plano, TX 75093

April 12, 2019

Dear Green Brick Partners, Inc. Stockholder:

You are invited to attend our 2019 Annual Meeting of Stockholders, which will be held at 10:00 a.m., Central Time, on May 22, 2019 at our executive offices located at 2805 Dallas Parkway, Suite 400, Plano, TX 75093.

Details of the business to be conducted at the meeting are described in the attached Notice of Annual Meeting of Stockholders and proxy statement.

Your vote is important and we encourage you to vote whether or not you plan to attend the meeting. Please sign, date and return the enclosed proxy card in the envelope provided, or you may vote by telephone or on the Internet as described on your proxy card. If you plan to attend the meeting, you may vote in person.

Also enclosed is a copy of our Annual Report on Form 10-K for the year ended December 31, 2018. I encourage you to read the Annual Report on Form 10-K for information about the Company’s performance in 2018.

We look forward to seeing you at the meeting.

Sincerely,

James R. Brickman
Chief Executive Officer and Director

2805 Dallas Parkway, Suite 400
Plano, TX 75093

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 12, 2019

The 2019 Annual Meeting of Stockholders of Green Brick Partners, Inc. (the “Annual Meeting”) will be held at 10:00 a.m., Central Time, on May 22, 2019 at our executive offices located at 2805 Dallas Parkway, Suite 400, Plano, TX 75093 for the following purposes:

1.	To elect seven directors to serve until the Company’s 2020 Annual Meeting of Stockholders;
2.	To ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for 2019; and
3.	To act upon any other matters that may properly come before the meeting and any adjournment(s) or postponement(s) thereof.

Only stockholders of record of common stock at the close of business on March 25, 2019 (the “Record Date”) are entitled to receive this notice and to vote at the meeting.

To assure your representation at the meeting, please vote by telephone, on the Internet using the instructions on the proxy card, or by signing, dating and returning the proxy card in the postage-prepaid envelope provided.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2019. This proxy statement and the Company’s 2018 Annual Report on Form 10-K are available at www.proxyvote.com.

By Order of the Board of Directors,

Richard A. Costello
Chief Financial Officer, Treasurer and Secretary

GREEN BRICK PARTNERS, INC. PROXY STATEMENT
PART ONE
VOTING INFORMATION

A proxy is solicited on behalf of the Board of Directors (the “Board”) of Green Brick Partners, Inc. (“Green Brick,” the “Company,” “we,” “us” or “our”) for use at the Annual Meeting to be held on May 22, 2019, beginning at 10:00 a.m., Central Time, at our executive offices located at 2805 Dallas Parkway, Suite 400, Plano, TX 75093, and at any adjournment(s) or postponement(s) thereof. We are first mailing the proxy statement and proxy card to holders of our common stock on or about April 12, 2019.

Who May Vote/Voting Rights

Stockholders of record of Green Brick’s common stock, par value $0.01 per share (“Common Stock”), at the close of business on March 25, 2019 (the “Record Date”) are entitled to receive the Notice of Annual Meeting and vote their shares at the meeting. On the Record Date, 50,575,266 shares of Common Stock were outstanding. A holder of Common Stock is entitled to one vote for each share of Common Stock held on the Record Date for each of the proposals set forth herein. There is no cumulative voting.

How You May Vote

You are entitled to vote at the meeting if you are a stockholder of record of Common Stock on the Record Date. You may vote in person at the meeting, by automated telephone voting, on the Internet or by proxy.

To ensure that your shares are represented and voted at the Annual Meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the Annual Meeting in person, using one of the following three methods:

•	Submit a Proxy via the Internet. Go to the web address www.proxyvote.com and follow the instructions for submitting a proxy via the Internet shown on the proxy card sent to you. You should be aware that there may be incidental costs associated with electronic access, such as your usage charges from your Internet access providers and telephone companies, for which you will be responsible.
•	Submit a Proxy by Telephone. Dial 1-800-690-6903 and follow the instructions for submitting a proxy by telephone shown on the proxy card sent to you.
•	Submit a Proxy by Mail. If you do not wish to submit your proxy by the Internet or by telephone, please complete, sign, date and mail the enclosed proxy card in the envelope provided. If you submit a proxy via the Internet or by telephone, please do not mail your proxy card.

The Internet and telephone proxy submission procedures are designed to authenticate your identity and to allow you to submit a proxy for your shares for the matters before our stockholders as described in this proxy statement and confirm that your voting instructions have been properly recorded.

Proxies submitted by telephone or via the Internet for the matters before our stockholders as described in this proxy statement must be received by 11:59 p.m., Eastern Time, on May 21, 2019, or such later time as may be established by the Board.

How You May Revoke or Change Your Vote

Proxies may be revoked or changed if you:

•	deliver a signed, written revocation letter, dated later than the proxy, to Green Brick Partners, Inc., 2805 Dallas Parkway, Suite 400, Plano, TX 75093, Attention: Secretary;
•	deliver a signed proxy, dated later than the prior proxy, to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717;
•	vote again by telephone or on the Internet prior to the meeting; or
•	attend the meeting and give notice to the inspector of election that you intend to vote in person rather than by proxy. Your attendance at the meeting will not revoke your proxy unless you choose to vote in person.

If your shares are held in street name by a broker, bank, trust or other nominee, you must contact such organization and follow its procedures to revoke your proxy.

Attending the Annual Meeting and Voting in Person

If you plan to attend the Annual Meeting and vote in person, you will be given a ballot at the Annual Meeting. Please note that admission to the Annual Meeting is limited to the Company’s stockholders as of the Record Date.

For stockholders of record, upon your arrival at the meeting location, you will need to present identification to be admitted to the Annual Meeting. If you are a stockholder who is an individual, you will need to present government-issued identification showing your name and photograph (i.e., a driver’s license or passport), or, if you are representing an institutional investor, you will need to present government-issued photo identification and professional evidence showing your representative capacity for such entity. In each case, we will verify such documentation with our Record Date stockholder list.

For stockholders holding shares in “street name,” in addition to providing identification as outlined for record holders above, you will need a valid proxy from your broker, bank or other nominee or a recent brokerage statement or letter from your broker reflecting your stock ownership as of the Record Date. Otherwise, you will not be permitted to attend the Annual Meeting. If your shares are held in the name of a broker, bank or other nominee you must obtain and bring to the Annual Meeting a proxy card issued in your name from the broker, bank or other nominee to be able to vote at the Annual Meeting.

Costs of Solicitation

The cost of solicitation, if any, will be borne by Green Brick. Proxies may be solicited on our behalf by directors, officers or employees, in person or by telephone, electronic transmission and facsimile transmission. No additional compensation will be paid to such persons for such solicitation. Green Brick will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares.

Difference between a Stockholder of Record and a Beneficial Owner of Shares Held in Street Name

If your shares are registered in your name with Green Brick’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are the “stockholder of record” of those shares. In such case, the Notice of Annual Meeting and proxy statement and any accompanying documents have been provided directly to you by Green Brick.

If your shares are not registered in your own name and, instead, your broker, bank, trust or other nominee holds your shares, you are a “beneficial owner” of shares held in “street name.” The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. The Notice of Annual Meeting and proxy statement and any accompanying documents have been forwarded to you by your broker, bank, trust or other nominee. As the beneficial owner, you have the right to direct your broker, bank, trust or other nominee how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

Votes Required/Voting Procedures

The presence at the Annual Meeting of stockholders, in person or by proxy, representing a majority of the outstanding shares entitled to vote will constitute a quorum for the transaction of business at the meeting. In general, shares of Common Stock either represented in person at the meeting or by a properly signed and returned proxy card, or properly voted by telephone or on the Internet, will be counted as present and entitled to vote at the meeting for purposes of determining the existence of a quorum. Proxies received but marked as abstentions (or “withhold authority” with respect to one or more directors) and broker non-votes will be included in the voting power considered to be present at the meeting for purposes of determining a quorum. Broker non-votes are shares held of record by a broker that are not voted on a matter because the broker has not received voting instructions from the beneficial owner of the shares and the broker either lacks or declines to exercise the authority to vote the shares in its discretion.

Proxies will be voted as specified by the stockholder. Signed proxies that lack any specification will be voted (i) “FOR” each of the Board’s director nominees and (ii) “FOR” the ratification of RSM US LLP as our independent registered public accounting firm for 2019. The proxy holders will use their best judgment with respect to any other matters properly brought before the meeting. If a nominee cannot or will not serve as a director, the proxy may be voted for another person as the proxy holders decide.

Unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at the Annual Meeting other than the ratification of our independent registered public accounting firm. Please vote your proxy so your vote can be counted.

Election of Directors (Proposal 1). The election of the seven director nominees to hold office until the 2020 Annual Meeting of Stockholders and the due election and qualification of their respective successors, or such director nominee’s death, removal or resignation, will be determined by a plurality vote of the shares present at the Annual Meeting, meaning the director nominee with the most affirmative votes for a particular slot is elected for that slot. Our certificate of incorporation does not permit stockholders to cumulate their votes. If you submit a properly executed proxy to the Company and the proxy indicates that you “WITHHELD” your vote for one or more of the director nominees, the shares subject to the proxy will not be voted for that director nominee or those director nominees and will be voted “FOR” the remaining director nominee(s), if any. Shares not represented at the meeting have no effect on the election of directors.

Ratification of Appointment of Independent Registered Public Accounting Firm for 2019 (Proposal 2). The affirmative vote of holders of at least a majority of the shares of Common Stock issued, present and voting at the Annual Meeting with respect to this proposal is required for the approval of this proposal. You may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting on Proposal 2. Shares not represented at the meeting and proxies marked “ABSTAIN” with regard to this proposal have no effect on this proposal.

If you hold your shares in street name and do not provide voting instructions to your broker, the shares may be counted as present at the meeting for the purpose of determining a quorum and may be voted on Proposal 2 at the discretion of your broker. Such shares will not be voted at the discretion of your broker on Proposal 1 and will have no effect on the outcome of such proposal.

Reducing Duplicate Mailings

Because stockholders may hold shares of our Common Stock in multiple accounts or share an address with other stockholders, stockholders may receive duplicate mailings of notices or proxy materials. Stockholders may avoid receiving duplicate mailings as follows:

•	Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single notice or single set of proxy materials, you may contact Broadridge Householding Department by phone at 1-800-542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
•	Beneficial Stockholders. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single notice or single set of proxy materials if there are other Green Brick stockholders who share an address with you. If you currently receive more than one copy of the notice or proxy materials at your household and would like to receive only one copy in the future, you should contact your nominee.
•	Right to Request Separate Copies. If you consent to the delivery of a single notice or single set of proxy materials but later decide that you would prefer to receive a separate copy of the notice or proxy materials, as applicable, for each stockholder sharing your address, then please notify Broadridge Householding Department or your nominee, as applicable, and they will promptly deliver the additional notices or proxy materials. If you wish to receive a separate copy of the notice or proxy materials for each stockholder sharing your address in the future, you may also contact Broadridge Householding Department by phone at 1-800-542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Explanatory Note

Green Brick is a diversified homebuilding and land development company incorporated under the laws of the State of Delaware on April 11, 2006. Operating in conjunction with our Team Builder subsidiaries, we acquire and develop land, and operate as a homebuilder with eight separate Team Builder brands. Our core markets are in the high growth U.S. metropolitan areas of Dallas, Texas and Atlanta, Georgia, as well as the Vero Beach, Florida area. We also own a noncontrolling interest in a builder in Colorado Springs, Colorado. We are engaged in all aspects of the homebuilding process, including land acquisition and the development, entitlements, design, construction, title and mortgage services, marketing and sales and the creation of brand images at our residential neighborhoods and master planned communities. We believe we offer higher quality homes with more distinctive designs and floor plans than those built by our competitors at comparable prices. Our communities are located in premium locations and we seek to enhance homebuyer satisfaction by utilizing high-quality materials, offering a broad range of customization options and building well-crafted homes. We seek to maximize value over the long term and operate our business to mitigate risks in the event of a downturn by controlling costs and quickly reacting to regional and local market trends.

PART TWO
BOARD OF DIRECTORS AND GOVERNANCE

Board Structure and Composition

The Company’s Amended and Restated Certificate of Incorporation (the “Charter”) provides that the number of directors will be fixed in the manner provided in the Amended and Restated Bylaws of the Company, dated as of March 20, 2009 (the “Bylaws”). The Bylaws provide that the number of directors will be fixed from time to time pursuant to a resolution adopted by the Board. The Board currently has seven members. Directors are elected by plurality vote of the shares present at the Annual Meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. If a vacancy occurs, including as a result of an increase in the authorized number of directors, the vacant directorship may be filled by the affirmative vote of a majority of the remaining directors. Each director holds office until the due election and qualification of his or her successor, or until such director’s death, removal or resignation.

The Board of Directors is currently comprised of seven members, including: four independent directors, James R. Brickman, Chief Executive Officer (“CEO”) of the Company, David Einhorn, President of Greenlight Capital, Inc., and Harry Brandler, former Chief Financial Officer of Greenlight Capital, Inc. Elizabeth K. Blake, John R. Farris, Kathleen Olsen and Richard S. Press currently serve as independent directors on the Board. An “independent director” means a director or director nominee who satisfies all standards for independence under the rules and regulations of the Securities and Exchange Commission (“SEC”), and the Nasdaq Stock Market (“Nasdaq”) listing rules. David Einhorn serves as our Chairman of the Board. Each of the Company’s current directors is seeking re-election at the Annual Meeting. Information about the nominees is set forth in “Part Three — Proposals to be Voted on at the Annual Meeting — Proposal 1: Election of Directors” in this proxy statement.

Director Independence

Under the Nasdaq listing standards, independent directors are required to constitute a majority of the Board. Our Board makes a formal determination each year as to which of our directors and director nominees are independent. The Board has determined that the following directors or director nominees are independent within the meaning of the Nasdaq listing standards and the applicable SEC rules and regulations: Elizabeth K. Blake, John R. Farris, Kathleen Olsen and Richard S. Press.

In making its determination regarding the independence of Ms. Olsen and Mr. Press, the Board considered that each of these individuals has invested in limited partnership interests in funds managed by Greenlight Capital, Inc. or its affiliates. We refer to these funds as the “Greenlight Funds”. However, because none of these directors has received any compensation from the Greenlight Funds, the Board has determined that such interests would not interfere with the exercise of independent judgment in carrying out the responsibilities of such directors.

Board Meetings

The Board held six (6) meetings in fiscal year 2018. Each director attended at least 80 percent of the aggregate number of meetings of the Board and meetings of the committees on which the director served.

Attendance at Annual Meetings of Stockholders

Under our Corporate Governance Guidelines, directors are expected to attend Board meetings and meetings of committees on which they serve. Director attendance is not required at Annual Meetings of Stockholders. Three (3) members of the Board attended the 2018 Annual Meeting of Stockholders.

Board Leadership Structure

The positions of Chairman and CEO are held by two different individuals. David Einhorn serves as the Company’s Chairman and James R. Brickman serves as the Company’s CEO. Separating these positions allows our CEO to focus on our day-to-day business and operations, while allowing our Chairman to lead the Board in its fundamental role of providing advice to and oversight of management. The Chairman provides leadership to our Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. The Chairman sets the board agendas, in consultation with our CEO and the other officers and directors, facilitates communications among and information flow to directors, has the power to call special meetings of our Board and stockholders and presides at meetings of our Board and stockholders. The Chairman also advises and counsels our CEO and other officers. Pursuant to our Corporate Governance Guidelines, the non-employee directors and independent directors meet in executive session, without management present, at each of the regularly scheduled meetings of the Board, and at such other times as may be determined by a majority of the independent directors. In addition, at least once a year, only independent, non-employee directors shall meet in executive session. The Company does not currently have a lead independent director.

Board’s Role in Risk Oversight

The Governance and Nominating Committee is responsible for assisting the Board and its other committees that oversee specific risk-related issues and serves as a resource to management by overseeing the Company’s enterprise risk management function, including those related to information technology security.

The Governance and Nominating Committee meets periodically with key members of management to review the Company’s business and agree upon its strategy and the risks involved with such strategy. Management and the Governance and Nominating Committee discuss the amount of risk the Company is willing to accept related to implementing our strategy. On a periodic basis management meets directly with the Governance and Nominating Committee to provide an update on key risks and their processes and systems to manage the risks. The Governance and Nominating Committee reviews and approves management’s enterprise risk policies, procedures and practices and periodically reviews and reports to the Board (a) the magnitude of all material business risks, (b) the enterprise risk policies, procedures and practices in place to manage material risks and (c) the overall effectiveness of the risk management process.

The Board approves actions surrounding our capital structure, debt agreements, and legal settlements to the extent applicable, and approves the annual budget. Key finance and accounting management meet directly with the Board to provide an update on our financial results. The Board regularly assesses management’s response to critical risks and recommends changes to management, including changes in leadership, where appropriate.

The Board delegates responsibility for overseeing certain financial risks to the Audit Committee. The Audit Committee monitors the quality and integrity of our financial statements and our compliance with legal and regulatory requirements. The Audit Committee is also responsible for understanding the Company’s financial risk assessment and risk management policies. The Audit Committee also reviews and approves the annual audit plan and regularly reports to the Board. For additional information with respect to the Audit Committee, see “Part Two — Board of Directors and Governance — Board Committees — Audit Committee” in this proxy statement.

Board Committees

The Audit Committee, Compensation Committee and Governance and Nominating Committee have been established by the Board in order to comply with the applicable rules and regulations of the SEC and the Nasdaq Listing Rules. The directors appointed to each of the committees are as follows:

Audit Committee
Kathleen Olsen*
John R. Farris
Richard S. Press

Compensation Committee
Richard S. Press*
Elizabeth K. Blake
Kathleen Olsen

Governance and Nominating Committee
Elizabeth K. Blake*
John R. Farris
Kathleen Olsen

* Committee Chair

Audit Committee

Each member of our Audit Committee has been determined by the Board to be an independent director according to the rules and regulations of the SEC and the Nasdaq listing rules, and Ms. Olsen has been determined by the Board to be an “audit committee financial expert” as such term is defined in the rules and regulations of the SEC. The Audit Committee has responsibility for, among other things:

•	retaining, compensating, overseeing and terminating any registered public accounting firm in connection with the preparation or issuance of an audit report, and approving all audit services and any permissible non-audit services provided by the independent registered public accounting firm;
•	receiving direct reports from any registered public accounting firm engaged to prepare or issue an audit report;
•	reviewing and discussing annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm;
•	reviewing with the independent registered public accounting firm any audit issues and management’s response;
•	discussing earnings releases, financial information and earnings guidance provided to analysts and rating agencies;
•	periodically meeting separately with management, internal auditors and the independent registered public accounting firm;
•	establishing procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters;
•	obtaining and reviewing, at least annually, an independent registered public accounting firm report describing the independent registered public accounting firm internal quality-control procedures and any material issues raised by the most recent internal quality-control review of the independent registered public accounting firm or any inquiry by governmental authorities;
•	approving and recommending to the Board the hiring of any employees or former employees of the independent registered public accounting firm;
•	retaining independent counsel and other outside advisors, including experts in the area of accounting, as it determines necessary to carry out its duties; and
•	reporting regularly to the full Board with respect to any issues raised by the foregoing.

The Audit Committee held five (5) meetings in fiscal year 2018. The Board has adopted a written charter for the Audit Committee, which is available in the Governance section of our website at www.greenbrickpartners.com.

For additional information regarding the responsibilities of the Audit Committee, see “Part Two — Board of Directors and Governance — Board’s Role in Risk Oversight” in this proxy statement.

Compensation Committee

The Compensation Committee has responsibility for, among other things:

•	reviewing key employee compensation policies, plans and programs;
•	reviewing and approving the compensation of the Chief Executive Officer and other executive officers of the Company and its subsidiaries;
•	reviewing and approving any employment contracts or similar arrangements between the Company and any executive officer of the Company;
•	reviewing and consulting with the Chairman and Chief Executive Officer of the Company concerning performance of individual executives and related matters;
•	reviewing and making recommendations to the Board regarding director compensation; and

•	administering the Company’s stock plans, incentive compensation plans and other similar plans that the Board may from time to time adopt and exercising all the powers, duties and responsibilities of the Board with respect to the plans.

The Compensation Committee held six (6) meetings in fiscal year 2018. The Board has adopted a written charter for the Compensation Committee, which is available in the Governance section of our website at www.greenbrickpartners.com.

Governance and Nominating Committee

The Governance and Nominating Committee has responsibility for, among other things:

•	recommending to the Board proposed nominees for election to the Board by the stockholders at annual meetings, including an annual review as to the re-nominations of incumbents and proposed nominees for election by the Board to fill vacancies that occur between stockholder meetings;
•	reviewing and approving or ratifying related party transactions under the Company’s Related Party Policy;
•	making recommendations to the Board regarding corporate governance matters and practices; and
•	assisting the Board and its other committees that oversee specific risk-related issues and serving as a resource to management by overseeing the Company’s enterprise risk management function, including risks related to information technology security.

The Governance and Nominating Committee held six (6) meetings in fiscal year 2018. The Board has adopted a written charter for the Governance and Nominating Committee, which is available in the Governance section of our website at www.greenbrickpartners.com.

Communications with the Board

Stockholders or other interested parties may communicate with one or more members of the Board by writing to the Board or a specific director at:

Board of Directors (or specific director)
Green Brick Partners, Inc.
2805 Dallas Parkway, Suite 400
Plano, TX 75093

Communications addressed to individual Board members will be forwarded by the Secretary to the individual addressee. Any communications addressed to the Board will be forwarded by the Secretary to the Chairman of the Board.

Stockholder Recommendations for Director Candidates and Director Qualifications

Directors are nominated by the Governance and Nominating Committee of the Board, or by the entire Board acting as such. Stockholders can suggest qualified candidates for director by giving written notice to our Secretary at Green Brick Partners, Inc., 2805 Dallas Parkway, Suite 400, Plano, TX 75093. The notice should include the name and qualifications of the candidate and any supporting material the stockholder feels is appropriate. In considering any candidate proposed by a stockholder, the Governance and Nominating Committee will reach a conclusion based on the Board’s established criteria. The Governance and Nominating Committee may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Governance and Nominating Committee.

Although there are no minimum qualifications for nominees, the charter of the Governance and Nominating Committee requires that the Governance and Nominating Committee select nominees to become directors based on an assessment of the fulfillment of necessary independence requirements for the composition of the Board; the highest ethical standards and integrity; a willingness to act on and be accountable for Board decisions; an ability to provide wise, informed and thoughtful counsel to top management on a range of issues; and individual backgrounds that provide a diverse portfolio of experience and knowledge commensurate with the Company’s needs. Although no formal policy currently exists, the Governance and Nominating Committee seeks to promote through the nomination process an appropriate diversity of experience, expertise, education, perspective, age, gender and ethnicity, and includes such diversity considerations when appropriate in connection with potential nominees.

A stockholder who wishes to nominate a person for the election of directors must ensure that the nomination complies with our Bylaw provisions on making stockholder nominations at an Annual Meeting of Stockholders. For information regarding stockholder proposals for our 2020 Annual Meeting of Stockholders, see the section entitled “Part Four — Other Important Information — Stockholder Proposals for the 2020 Annual Meeting” in this proxy statement.

Other Corporate Governance Matters

Corporate Governance Guidelines. Our Board has adopted corporate governance guidelines, in accordance with applicable rules and regulations of the SEC and the Nasdaq listing rules, to govern the responsibilities and requirements of the Board. The Guidelines are available in the Governance section of our website at www.greenbrickpartners.com.

Code of Business Conduct and Ethics. The Company has adopted a Code of Business Conduct and Ethics that applies to our directors and to all of our employees, including the Chief Executive Officer and the Chief Financial Officer. This Code of Business Conduct and Ethics is posted on our website at www.greenbrickpartners.com. Any waivers of, or amendments to, our Code of Business Conduct and Ethics will be posted on our website and reported as required by the SEC.

PART THREE
PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

Director Nominees — Qualifications and Background

The following individuals are nominated as directors for terms expiring at the 2020 Annual Meeting of Stockholders: David Einhorn, James R. Brickman, Elizabeth K. Blake, Harry Brandler, John R. Farris, Kathleen Olsen and Richard S. Press. Each of these individuals is currently serving as a director of the Company. Each of the nominees has consented to being named in this proxy statement and to serve as a director if elected. Each nominee elected as a director will continue in office until the next Annual Meeting of Stockholders and the due election and qualification of their respective successors, or such nominee’s death, removal or resignation. If any nominee is unable to serve, proxies will be voted in favor of the remaining nominees and may be voted for another person nominated by the Board. In making its recommendation to the Board for a slate of directors for election by the Company’s stockholders, the Governance and Nominating Committee considered the criteria described in “Part Two — Board of Directors and Governance — Stockholder Recommendations for Director Candidates and Director Qualifications” in this proxy statement. The biographies of each of the director nominees below contain information regarding age, the year they first became directors, business experience, other public company directorships held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the Governance and Nominating Committee to determine that they should serve as directors of the Company.

David Einhorn — Mr. Einhorn, age 50, has been one of our directors since May 2006. From 1996, Mr. Einhorn has been the President of Greenlight Capital, Inc., which along with its affiliates is investment advisor to our principal stockholders. Mr. Einhorn serves as Chairman of Greenlight Capital Re, Ltd. (Nasdaq: GLRE). Mr. Einhorn received a Bachelor of Arts degree in Government from Cornell University.

The Board has nominated Mr. Einhorn because he provides the Board with crucial investment expertise and business experience.

James R. Brickman — Mr. Brickman, age 67, has been one of our directors since October 2014, was the founding manager and advisor of each of JBGL Capital LP since 2008 and JBGL Builder Finance LLC since 2010 (collectively “JBGL”), and is our Chief Executive Officer. Prior to forming JBGL in 2008, Mr. Brickman was a manager of various joint ventures and limited partnerships that developed/built low and high-rise office buildings, multifamily and condominium homes, single family homes, entitled land and supervised a property management company. He previously also served as Chairman and Chief Executive Officer of Princeton Homes Ltd. and Princeton Realty Corporation that developed land, constructed single family custom homes and managed apartments it built. Mr. Brickman has over 40 years’ experience in nearly all phases of real estate construction, development and real estate finance property management. He received a B.B.A. and M.B.A. from Southern Methodist University.

The Board has nominated Mr. Brickman because of his substantial experience in residential land development, the homebuilding industry and management, as well as intimate knowledge of the Company’s business and operations.

Elizabeth K. Blake — Ms. Blake, age 67, has been one of our directors since September 2007. Before retiring, Ms. Blake served as Senior Vice President — Advocacy, Government Affairs & General Counsel of Habitat For Humanity International Inc. from 2006 to 2014. Ms. Blake served on the Board of Patina Oil & Gas Corporation from 1998 through its sale to Noble Energy in 2005. From March 2003 to 2005, Ms. Blake was the Executive Vice President — Corporate Affairs, General Counsel and Corporate Secretary for US Airways Group, Inc. From April 2002 through December 2002, Ms. Blake served as Senior Vice President and General Counsel of Trizec Properties, Inc., a public real estate investment trust. Ms. Blake served as Vice President and General Counsel of General Electric Power Systems from 1998 to 2002. From 1996 to 1998, Ms. Blake served as Vice President and Chief of Staff of Cinergy Corp. Ms. Blake received a Bachelor of Arts degree with honors from Smith College and her Juris Doctor from Columbia Law School, where she was a Harlan Fiske Stone Scholar. Ms. Blake was awarded an Honorary Doctorate of Technical Letters by Cincinnati Technical College and an

Honorary Doctorate of Letters from the College of Mt. St. Joseph. From 1982 to 1984, she was an associate with Frost & Jacobs, a law firm in Cincinnati, Ohio and a partner from 1984 to 1996. From 1977 to 1982, she was with the law firm of Davis Polk & Wardwell in New York. She is past Chair of the Ohio Board of Regents.

The Board has nominated Ms. Blake because she provides the Board with extensive executive, managerial and leadership and corporate governance and risk management experience, her experience as a director of public, private and non-profit corporations and her knowledge of the homebuilding industry.

Harry Brandler — Mr. Brandler, age 47, has been one of our directors since October 2014. Before retiring in January 2019, Mr. Brandler served as the Chief Financial Officer of Greenlight Capital, Inc. from December 2001 to January 2019. Prior to joining Greenlight Capital, Inc., from 2000 to 2001, Mr. Brandler served as Chief Financial Officer of Wheatley Partners, a venture capital firm, where he oversaw the firm’s back office operations and restructured the firm’s marketing, client relations and technology. From 1996 to 2000, Mr. Brandler served as a Manager at Goldstein, Golub & Kessler, where he provided audit, tax and consulting services to investment partnerships and other financial organizations and where he was promoted to Manager in January 1999. Mr. Brandler received a B.S. in Accounting from New York University in 1993. Mr. Brandler was admitted as a Certified Public Accountant in New York in 1996.

The Board has nominated Mr. Brandler because of his substantial knowledge and experience in the areas of finance, accounting and management.

John R. Farris — Mr. Farris, age 46, has been one of our directors since October 2014. Since 2007, Mr. Farris has been the founder and President of Commonwealth Economics, LLC. Prior to forming Commonwealth Economics, LLC, from 2006 to 2007, Mr. Farris served as Secretary of the Finance and Administration Cabinet for the Commonwealth of Kentucky. From 2008 to 2012, Mr. Farris served as an adjunct Professor of Economics and Finance at Centre College in Danville, Kentucky. Mr. Farris previously worked at the Center for Economics Research at the Research Triangle Institute, the World Bank and the International Finance Corporation. He currently sits on the board of directors for Kentucky Employers Mutual Insurance and the Kentucky Retirement System and previously served on the board of directors for Farmers Capital Bank Corporation (Nasdaq: FFKT). Mr. Farris received a B.S. from Centre College in 1995 and a M.P.A. from Princeton University in 1999.

The Board has nominated Mr. Farris because he brings to the Board a wealth of knowledge and experience in economics and finance and his experience with other boards.

Kathleen Olsen — Ms. Olsen, age 47, has been one of our directors since October 2014. Since 2011, Ms. Olsen has been a private investor. From 1999 through 2011, Ms. Olsen served as Chief Financial Officer of Eminence Capital, LLC, a long/short global equity fund. From 1993 to 1999, Ms. Olsen served as audit manager, specializing in investment partnerships, at Anchin, Block & Anchin LLP, a public accounting firm located in New York City. Ms. Olsen received a Bachelor of Science degree with honors from the State University of New York at Albany. Ms. Olsen is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and New York State Society of Certified Public Accountants.

The Board has nominated Ms. Olsen because she has extensive knowledge of accounting and a background in finance which enables her to make valuable and important contributions to the Board.

Richard S. Press — Mr. Press, age 80, has been one of our directors since October 2014. Before retiring, Mr. Press was a Senior Vice President at Wellington Management from 1994 to 2006, where he started and built the firm’s insurance asset management practice. Prior to that, Mr. Press was a Senior Vice President of Stein Roe & Farnham from 1982 to 1994 and Scudder Stevens and Clark from 1964 to 1982. Mr. Press has been a board member of Millwall Holdings PLC and Millwall Football Club, London since 2010; and has served as a member of the Board of Overseers of Beth Israel Deaconess Medical Center (Boston) since 2007. Previously he served on various committees of the Controlled Risk Insurance Company and the Risk Management Foundation from 2006 to 2017; served as a board member of the Housing Authority Insurance Group from 2008 to December 2014; and served as a board member and chairman of each of Transatlantic Holdings (NYSE: TRH) from August 2006 to March 2012 and Pomeroy IT Solutions (Nasdaq: PMRY) from July 2007 to November 2009. He was a founding member of the Board of Governors and the Advisory Board of the National Pediatric Multiple Sclerosis Center, Stony Brook University and Medical School, New York (2001 – 2013). Mr. Press currently serves as chairman of the Anesthesia Associates of Massachusetts and has been a member of its board since December 2015 and in 2017 was elected a board member of GMPCI Insurance, Ltd., a wholly-owned subsidiary of AAM. Mr Press earned a B.A. in Economics from Brown University in 1960; and after serving in the US Army, he received his M.B.A. from Harvard Business School in 1964.

The Board has nominated Mr. Press because of his extensive background in finance and his public company board and committee experience.

Board Voting Recommendation

The Board unanimously recommends to the stockholders that they vote “FOR” the election of each director nominee.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019

The Audit Committee of our Board has selected RSM US LLP (“RSM”) as the independent registered public accounting firm to audit Green Brick’s books and accounts for the fiscal year ending December 31, 2019, subject to ratification by the stockholders. RSM has served as the Company’s independent registered public accounting firm since August 2016. RSM is considered by the Audit Committee and the management of the Company to be well qualified. Representatives of RSM are expected to be present at the meeting with the opportunity to make a statement and to respond to appropriate questions. Stockholder ratification of the appointment of RSM as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the appointment of RSM to the stockholders for ratification as a matter of good corporate practice. If this appointment is not ratified by our stockholders, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Green Brick and its stockholders.

Independent Registered Public Accounting Firm Fees

Fees for professional services provided by RSM US LLP for the fiscal years ended 2018 and 2017, including related expenses, are as follows:

	2018	2017
Audit fees(1)	$736,275	$726,397
Audit-related fees(2)	210,437	—
Tax fees	—	—
All other fees	—	—
Total fees	$946,712	$726,397
(1)	Audit fees for 2018 include fees for professional services rendered by RSM for the audit of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K, review of the Company’s condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, and audit of the Company’s internal control over financial reporting. Audit fees for 2017 include fees for professional services rendered by RSM for the audit of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K, review of the Company’s condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, and audit of the Company’s internal control over financial reporting.
(2)	Audit-related fees for 2018 include fees for audits of the financial statements of GRBK GHO Homes, LLC, as well as fees related to consents and a comfort letter related to our secondary offering.

Fees for professional services provided by our former independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), for the fiscal years ended 2018 and 2017, including related expenses, are as follows:

	2018	2017
Audit fees(1)	$—	$79,500
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total fees	$—	$79,500
(1)	In 2018, the Company did not receive any professional services from Grant Thornton. Audit fees for 2017 include fees for professional services rendered by Grant Thornton related to a consent and fees for successor auditor services for the Company’s consolidated financial statements for the year ended December 31, 2015.

Audit Committee Approval of Audit and Non-Audit Services

The Audit Committee pre-approves all audit, audit-related and permitted non-audit services provided by the independent registered public accounting firm, including the fees and terms for those services. The Audit Committee has adopted a policy and procedures governing the pre-approval process for audit, audit-related and permitted non-audit services. The Audit Committee pre-approves audit and audit-related services in accordance with its review and approval of the engagement letter and annual service plan with the independent registered public accounting firm. Any tax consultation or other consulting services proposed to be provided by RSM are considered for approval by the Audit Committee on a project-by-project basis. Non-audit and other services provided by the independent registered public accounting firm will be considered by the Audit Committee for pre-approval based on business purpose, reasonableness of estimated fees and the potential impact on the firm’s independence.

Board Voting Recommendation

The Board unanimously recommends to the stockholders that they vote “FOR” this Proposal 2.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board was comprised of the following non-employee directors at the end of 2018: Kathleen Olsen (Chair), John R. Farris and Richard S. Press. All of the members of the Audit Committee are independent within the meaning of the Nasdaq listing standards and the applicable SEC regulations. In addition, the Board has determined that all members of the Audit Committee are financially literate under the Nasdaq listing standards.

The Audit Committee operates under a written charter adopted by the Board, which is evaluated annually. The charter of the Audit Committee is available in the Governance section of our website at www.greenbrickpartners.com. The Audit Committee selects, evaluates and, where deemed appropriate, replaces Green Brick’s independent registered public accounting firm. The Audit Committee also pre-approves all audit services, engagement fees and terms and all permitted non-audit services.

Management is responsible for Green Brick’s internal controls and the financial reporting process. Green Brick’s independent registered public accounting firm is responsible for performing an independent audit of Green Brick’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report on Green Brick’s consolidated financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee reviewed Green Brick’s audited financial statements for fiscal 2018 and met and held discussions with management and the independent registered public accounting firm, RSM US LLP (“RSM”). Management represented to the Audit Committee, and RSM concurred, that Green Brick’s consolidated financial statements for fiscal 2018 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the consolidated financial statements with RSM. The Audit Committee discussed with RSM matters required to be discussed by Auditing Standard No. 16, which superseded Auditing Standards No. 61, as amended (American Institute of Certified Public Accountants, Professional Standards, Volume 1, AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T.

RSM also provided to the Audit Committee its letter required by applicable requirements of the PCAOB regarding RSM’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with RSM the accounting firm’s independence.

Based upon the Audit Committee’s review and discussions set forth above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the 2018 Form 10-K filed with the SEC.

Respectfully submitted,
Kathleen Olsen (Chair)
John R. Farris
Richard S. Press

PART FOUR

OTHER IMPORTANT INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information with respect to the beneficial ownership of Green Brick’s Common Stock as of March 25, 2019, by:

•	each person who is known by the Company to beneficially own 5% or more of the outstanding shares of Common Stock;
•	each member of the Board who beneficially owns any shares of Common Stock;
•	each of the Company’s named executive officers; and
•	all members of the Board and the Company’s executive officers as a group.

Beneficial ownership is determined in accordance with the SEC rules and includes voting or investment power with respect to the securities. Unless otherwise indicated and subject to applicable community property laws, to the Company’s knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse.

Unless otherwise indicated, the address for all beneficial owners is c/o Green Brick Partners, Inc., 2805 Dallas Parkway, Suite 400, Plano, TX 75093. At the close of business on March 25, 2019, there were 50,575,266 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote. The percentage of voting shares outstanding was determined based on 50,575,266 shares outstanding on March 25, 2019.

Beneficial Owner	Number of Shares of Common Stock	Total Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
Greenlight Capital, Inc. and its affiliates(1) 2 Grand Central Tower 140 East 45th Street, 24th floor New York, NY 10017	24,127,590	24,127,590	47.7%
James R. Brickman(2)	1,680,641	1,821,609	3.6%
Richard A. Costello.	52,471	52,471	*
Jed Dolson	132,644	132,644	*
David Einhorn(1)	8,922	8,922	*
Elizabeth K. Blake	138,366	138,366	*
Harry Brandler(3)	—	14,176	*
John R. Farris	93,570	93,570	*
Kathleen Olsen	51,264	51,264	*
Richard S. Press	68,623	68,623	*
All Directors and Executive Officers as a group, 10 persons(4)	26,354,091	26,518,644	52.4%
*	less than 1%
(1)	Greenlight Capital, Inc. is the investment manager for Greenlight Capital Qualified, L.P., Greenlight Capital, L.P. and Greenlight Capital Offshore Partners, and as such has voting and dispositive power over 4,731,203 shares of Common Stock held by Greenlight Capital Qualified, L.P., 869,410 shares of Common Stock held by Greenlight Capital, L.P. and 7,232,208 shares of Common Stock held by Greenlight Capital Offshore Partners. DME Advisors, LP (“DME Advisors”) is the investment advisor for Solasglas Investments, LP, and as such has voting and dispositive power over 3,466,793 shares of Common Stock held by Solasglas Investments, LP. DME Capital Management, LP (“DME Management”) is the investment manager for Greenlight Capital Investors, LP, and Greenlight Capital Offshore Master, Ltd., and as such has voting and dispositive power over 3,708,995 shares of Common Stock held by Greenlight Capital Investors, LP and 4,110,059 shares of Common Stock held by Greenlight Capital Offshore Master, Ltd. DME Advisors GP, LLC (“DME GP”) is the general partner of DME Advisors and DME Management, and as such has voting and dispositive power over 11,285,847 shares of Common Stock. David Einhorn, one of our directors, is the principal of Greenlight Capital, Inc., DME Advisors, DME Management and DME GP, and as such has voting and dispositive power over 24,118,668 shares of Common Stock held by these affiliates of Greenlight Capital, Inc. Mr. Einhorn disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein. Also includes 8,922 shares held by Mr. Einhorn.
(2)	Mr. Brickman may be deemed to indirectly beneficially own (i) 100,968 shares of Common Stock directly held by the Roger E. Brickman GST Marital Trust (the “Marital Trust”) by virtue of his position as a co-trustee of the Marital Trust and (ii) 40,000 shares of Common Stock directly held by the Brickman Living Trust (the “Living Trust”) by virtue of his position as the trustee of the Living Trust. Mr. Brickman disclaims beneficial ownership of the shares of Common Stock of the Company directly held by the Marital Trust and the Living Trust, except to the extent of his pecuniary interest therein.

(3)	Mr. Brandler may be deemed to indirectly beneficially own 14,176 shares of Common Stock directly held by Brandler LLC by virtue of his position as a Manager of Brandler LLC. Mr. Brandler disclaims beneficial ownership of the shares of Common Stock of the Company directly held by Brandler LLC, except to the extent of his pecuniary interest therein.
(4)	Includes shares held by Greenlight Capital, Inc., and its affiliates described in Note 1, which are controlled by one of our directors, David Einhorn, and shares held by Summer Loveland as an executive officer.

EXECUTIVE COMPENSATION INFORMATION

Commencing in 2018, the Company qualified as a “smaller reporting company” under new rules adopted by the SEC. Accordingly, the Company has elected to now provide scaled executive compensation disclosure that satisfies the requirements applicable to the Company in its new status as a smaller reporting company. Under the scaled disclosure obligations, the Company is not required to provide, among other things, Compensation Discussion and Analysis and certain other tabular and narrative disclosures relating to executive compensation.

The Company’s named executive officers (“NEOs”) for 2018 are:

•	James R. Brickman, Chief Executive Officer of the Company;
•	Richard A. Costello, Chief Financial Officer of the Company; and
•	Jed Dolson, President of Texas Region of the Company.

Mr. Brickman is an NEO based on his position as the Company’s Chief Executive Officer. Messrs. Costello and Dolson are NEOs by reason of being the Company’s two most highly compensated executive officers other than its Chief Executive Officer who were serving as executive officers as of December 31, 2018.

James R. Brickman – Mr. Brickman’s biographical information is set forth in “Part Three — Proposals to be Voted on at the Annual Meeting —Proposal 1: Election of Directors” in this proxy statement.

Richard A. Costello – Mr. Costello, age 60, has been our Chief Financial Officer since April 2015. From January 2015 until his appointment as Chief Financial Officer, Mr. Costello served as our Vice President of Finance. Mr. Costello has over 25 years of financial and operational experience in all aspects of real estate management. Since 2007, Mr. Costello has been a private investor. Previously, he worked for 16 years at GL Homes of Florida, one of the largest private developers and homebuilders in Florida. There he served as Chief Financial Officer and Chief Operating Officer as well as in other senior financial management roles. Prior to joining GL Homes, Mr. Costello worked for six years as AVP-Finance of Paragon Group, a regional commercial real estate developer, and for four years as an auditor for KPMG LLP. Mr. Costello received a B.S. in Accounting from the University of Central Florida and his M.B.A. from Kellogg School of Northwestern University.

Jed Dolson – Mr. Dolson, age 41, has been the President of Texas Region of the Company since October 2017. Prior to that time, he was Head of Land Acquisition and Development from September 2013. From March 2010 to September 2013, Mr. Dolson served as a managing member of Pecos One LLC, a consulting firm that provided services to JBGL. Prior to joining the Company, Mr. Dolson worked for three years at Jones & Boyd Engineering and later he served five years as Director of Development for a local private residential developer. Mr. Dolson received a B.S. degree in Civil Engineering from Texas A&M University and a M.S. in Civil Engineering from Stanford University.

Other Executive Officer

Summer Loveland – Ms. Loveland, age 47, has been our Chief Accounting Officer since November 2017. Ms. Loveland has over 25 years of accounting and financial reporting experience in the financial services industry. Prior to joining the Company, Ms. Loveland served as Chief Financial Officer of the Dallas Police and Fire Pension System from November 2013 to November 2017 where she oversaw annual reporting, budgeting processes, audit processes and tax compliance and managed the accounting department, including oversight of financial reporting, pension payroll, internal quality controls and accounts payable functions and previously worked in the audit practice of KPMG LLP for 15 years. Ms. Loveland received a B.B.A. in Accounting from Texas A&M University and an M.B.A from Southern Methodist University and is a licensed Certified Public Accountant in Texas and California.

“Say on Pay” Vote

At our 2017 annual meeting of stockholders held on May 24, 2017, our stockholders were asked to vote on how often the Company is to seek advisory approval of the compensation of our named executive officers, as required every six years by the Dodd-Frank Act, Section 14A of the Exchange Act and SEC rules. The Board recommended that these advisory votes be held every three years, instead of every year. The stockholders approved the change with approximately 90.18% of the votes cast in favor of the resolution.

Summary Compensation Table

The following table summarizes the total compensation awarded to, earned by, or paid to each of the Company’s NEOs during the fiscal years ended December 31, 2018 and December 31, 2017.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
James R. Brickman, Chief Executive Officer	2018	1,400,000	—	1,400,000	—	700,000	13,624	3,513,624
	2017	1,400,000	—	1,079,204	—	700,000	10,621	3,189,825
Richard A. Costello, Chief Financial Officer	2018	400,000	—	150,000	—	160,000	17,272	727,272
	2017	400,000	—	302,198	—	150,000	15,339	867,537
Jed Dolson, President of Texas Region	2018	550,000	275,000	813,288	—	275,000	35,782	1,949,070
	2017	426,731	—	545,146	—	263,288	190,048	1,425,213
(1)	Mr. Dolson’s base salary was increased in October 2017 from $400,000 to $550,000.
(2)	In March 2019, Mr. Dolson received a discretionary cash bonus in respect of 2018 performance in an amount equal to $275,000.
(3)	The amounts in this column represent the aggregate grant date fair value of the Common Stock issued to Messrs. Brickman, Costello and Dolson in accordance with FASB ASC Topic 718. On March 29, 2018, Messrs. Brickman and Dolson were each granted an Other Stock-Based Award (as described and defined below). The grant date fair value for each of Messrs. Brickman’s and Dolson’s Other Stock-Based Award in 2018 was computed in accordance with FASB ASC Topic 718 based upon the expectation that the performance conditions were expected to be met as of the grant date.
Messrs. Brickman, Costello and Dolson were awarded discretionary stock bonuses on January 2, 2017.
50% of their annual bonuses for 2017 and 2018 were paid in shares of Common Stock in 2018 and 2019, respectively, and are reported in this table in the year in which they were granted.
Mr. Dolson received a one-time award of $1,250,000 in respect of the cancellation of his Profits Interests, which was payable in four equal installments on October 27, 2014 and each of the next three anniversaries thereof. In 2017, 50% of the amount due to Mr. Dolson was paid in the form of cash and the remaining 50% was paid in shares of Common Stock.
(4)	The table below includes items of All Other Compensation paid to the NEOs in 2018.

All Other Compensation

Name	Medical, Dental and Vision Insurance Premiums ($)	HSA Employer Contribution ($)	401(k) Employer Match ($)	Life Insurance Premiums, AD&D and Disability Premiums ($)	Car, Cell and Toll Road Phone Allowance ($)	Wellness Program Benefits ($)	Total ($)
James R. Brickman	7,805	2,000	—	2,898	—	922	13,625
Richard A. Costello	4,464	1,000	8,250	2,766	—	792	17,272
Jed Dolson	12,996	2,000	8,250	949	10,200	1,387	35,782

Narrative Accompanying Summary Compensation Table

Employment Agreements

The Company has entered into an employment agreement with each of its NEOs, as described below.

James R. Brickman

In connection with the consummation of the Company’s acquisition of JBGL Builder Finance LLC and its consolidated subsidiaries and affiliated companies and JBGL Capital Companies (the “Transaction”) on October 27, 2014, Mr. Brickman entered into an employment agreement with the Company (the “Brickman Employment Agreement”), pursuant to which Mr. Brickman serves as the Chief Executive Officer of the Company and as a member of the Board. The initial term of the Brickman Employment Agreement is five years. Mr. Brickman’s annual base salary is $1.4 million. He is eligible to receive an annual bonus with a target award equal to 100% of his base salary contingent upon the achievement of performance goals, such as EBITDA targets, established by the Board and assessed solely at the discretion of the Board. The bonus may be payable partially in cash and partially in equity, as determined by the Board. In addition, in 2014, Mr. Brickman received a one-time award of 500,000 stock options, which award vests in five substantially equal installments on each of the first five anniversaries of the date of grant. The specific terms and conditions relating to Mr. Brickman’s stock options are set forth in an award agreement between the Company and Mr. Brickman, as discussed below. During the employment period, Mr. Brickman is also eligible to participate in all retirement, compensation and employee benefit plans, practices, policies and programs provided by the Company to the extent applicable generally to senior executives of the Company (other than severance plans, policies, practices or programs).

Richard A. Costello

On January 3, 2018, the Company, in connection with the expiration of Mr. Costello’s prior employment agreement, entered into a new employment agreement, effective January 15, 2018, with Mr. Costello (the “Costello Employment Agreement”). The Costello Employment Agreement extends Mr. Costello’s employment as the Chief Financial Officer for an additional one year, subject to possible further extensions thereafter. The Costello Employment Agreement establishes Mr. Costello’s annual base salary at $400,000. He was also eligible to receive an annual bonus for the fiscal year ending December 31, 2018, with a target amount equal to 100% of his annual base salary contingent upon achievement of performance goals, such as EBITDA targets, established by the Compensation Committee and assessed solely in the discretion of the Compensation Committee. Any annual bonus was to be awarded under the Green Brick Partners, Inc. 2014 Omnibus Equity Incentive Plan (the “2014 Equity Plan”) and/or annual bonus plan and was payable partially in cash and partially in equity, as determined by the Compensation Committee in its sole discretion. During the employment period, Mr. Costello is also eligible to participate in all retirement, compensation and employee benefit plans, practices, policies and programs provided by the Company to the extent applicable generally to senior executives of the Company (other than severance plans, policies, practices or programs). As previously disclosed, in connection with the scheduled expiration of Mr. Costello’s prior employment agreement, the Company entered into a new employment agreement, effective as of January 15, 2019, with Mr. Costello for an additional two years, subject to possible further extension thereafter.

Jed Dolson

In connection with Mr. Dolson’s promotion and the expiration of his prior employment agreement, the Company entered into a new employment agreement (the “Dolson Employment Agreement”) with Mr. Dolson, effective as of October 27, 2017. The term of the Dolson Employment Agreement is three years, subject to further extensions thereafter, and the terms of the Dolson Employment Agreement are largely consistent with the expired agreement. The Dolson Employment Agreement increased Mr. Dolson’s annual base salary to $550,000. He is eligible to receive an annual bonus, awarded under the 2014 Equity Plan, with a target award equal to 200% of his base salary and will be based upon and subject to the achievement of annual performance goals established under the 2014 Equity Plan within the first 90 days of each fiscal year during the employment period. The bonus may be payable partially in cash and partially in equity, as determined by the Board. Under the Dolson Employment Agreement, Mr. Dolson may also become eligible for a special bonus in connection with his performance, payable partially in cash and partially in equity, or a combination thereof, as determined by the Board. The special bonus may be subject to a vesting and/or payment schedule, as determined by the Board. During the employment period, Mr. Dolson is also eligible to participate in all retirement, compensation and employee benefit plans, practices, policies and programs provided by the Company to the extent applicable generally to senior executives of the Company (other than severance plans, policies, practices or programs). Mr. Dolson also continues to be eligible to receive a car, cell phone and toll road allowance.

Brickman and Dolson Other Stock-Based Awards and Performance Compensation Awards

With respect to the 2018 calendar year, Mr. Brickman’s and Mr. Dolson’s annual bonus opportunities were granted in the form of Performance Compensation Awards and Other Stock-Based Awards (each as defined in the 2014 Equity Plan) under the 2014 Equity Plan.

On March 29, 2018, the Compensation Committee granted each of Mr. Brickman and Mr. Dolson an Other Stock-Based Award and a Performance Compensation Award, in each case, under the 2014 Equity Plan and, in connection therewith, entered into an Other Stock-Based Award Award Agreement and Performance Compensation Award Award Agreement (each an “Agreement” and collectively, the “Agreements”), which Agreements establish the terms and conditions of those awards, including the performance period and the applicable performance measures to be used in determining whether and to what extent, if any, the award is earned and amounts payable thereunder, if any. Any amounts earned and payable under the Other Stock-Based

Award Award Agreement were to be paid in shares of Common Stock while any amounts earned and payable under the Performance Compensation Award Award Agreement were to be paid in cash, in each case, subject to the executive’s continued employment through the payment or issuance date, as applicable. The number of shares of Common Stock payable under the Other Stock-Based Award Award Agreement was to be determined by taking the actual amount of the award earned under the Agreement and dividing such amount by the Fair Market Value (as defined in the 2014 Equity Plan) of a share of Common Stock on the date that is two business days after the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

The performance period under each award for Mr. Brickman was the 2018 calendar year and the performance measure under each Agreement for Mr. Brickman was the attainment of specified levels of pre-tax income by the Company (“Company Pre-Tax Income”). Neither of Mr. Brickman’s awards were to be paid if a threshold level of Company Pre-Tax Income for the performance period was not attained. If Company Pre-Tax Income for the performance period was at least a specified level of Company Pre-Tax Income (the “threshold level”) but less than another specified level of Company Pre-Tax Income (the “target level”), Mr. Brickman was eligible to receive an amount equal to $350,000 under each Agreement, subject to the Compensation Committee’s exercise of negative discretion as permitted under the terms of the 2014 Equity Plan and each Agreement. If Company Pre-Tax Income for the performance period was at least the target level, Mr. Brickman was eligible to receive an amount equal to $700,000 under each Agreement, subject to the Compensation Committee’s exercise of negative discretion as permitted under the terms of the 2014 Equity Plan and each Agreement. These goals were set at challenging levels that were reasonably attainable if the Company met its performance objectives.

The performance period under each award for Mr. Dolson was the 2018 calendar year and the performance measures under each Agreement for Mr. Dolson were (i) the attainment of specified levels of Company Pre-Tax Income, (ii) the attainment of specified levels of pre-tax income by the Company’s Texas controlled builders (“Texas Controlled Builders Pre-Tax Income”) and (iii) the attainment of specified levels of pre-tax income related to the Company’s land development (“Land Development Income”). The total award amounts pursuant to the Agreements were payable to Mr. Dolson as follows:

•	Neither of Mr. Dolson’s awards were to be paid if a threshold level of Company Pre-Tax Income, Texas Controlled Builders Pre-Tax Income and Land Development Income for the performance period were not attained.
•	If Company Pre-Tax Income for the performance period was at least a specified level (“threshold level of Company Pre-Tax Income”) but less than another specified level of Company Pre-Tax Income (the “target level of Company Pre-Tax Income”), Mr. Dolson was eligible to receive an amount equal to $68,750 under each Agreement, subject to the Compensation Committee’s exercise of negative discretion as permitted under the terms of the 2014 Equity Plan and each Agreement. If Company Pre-Tax Income for the performance period was at least the target level of Company Pre-Tax Income, Mr. Dolson was eligible to receive an amount equal to $137,500 under each Agreement, subject to the Compensation Committee’s exercise of negative discretion as permitted under the terms of the 2014 Equity Plan and each Agreement. If Texas Controlled Builders Pre-Tax Income for the performance period was at least a specified level (“threshold level of Texas Controlled Builders Pre-Tax Income”) but less than another specified level of Texas Controlled Builders Pre-Tax Income (the “target level of Texas Controlled Builders Pre-Tax Income”), Mr. Dolson was eligible to receive an amount equal to $137,500 under each Agreement, subject to the Compensation Committee’s exercise of negative discretion as permitted under the terms of the 2014 Equity Plan and each Agreement. If Texas Controlled Builders Pre-Tax Income for the performance period was at least the target level of Texas Controlled Builders Pre-Tax Income, Mr. Dolson was eligible to receive an amount equal to $275,000 under each Agreement, subject to the Compensation Committee’s exercise of negative discretion as permitted under the terms of the 2014 Equity Plan and each Agreement.
•	If Land Development Income for the performance period was at least a specified level (“threshold level of Land Development Income”) but less than another specified level of Land Development Income (the “target level of Land Development Income”), Mr. Dolson was eligible to receive an amount equal to $68,750 under each Agreement, subject to the Compensation Committee’s exercise of negative discretion as permitted under the terms of the 2014 Equity Plan and each Agreement. If Land

Development Income for the performance period was at least the target level of Land Development Income, Mr. Dolson was eligible to receive an amount equal to $137,500 under each Agreement, subject to the Compensation Committee’s exercise of negative discretion as permitted under the terms of the 2014 Equity Plan and each Agreement.

Dolson Discretionary Bonus

Effective as of March 12, 2019, the Board approved certain actions with respect to the compensation of Mr. Dolson. Mr. Dolson received a one-time bonus in an amount equal to $550,000 payable 50% in shares of Common Stock and 50% in cash in recognition of Mr. Dolson’s successful efforts in growing the Company’s Texas operations and oversight of the Company’s land development.

Brickman Stock Options

In connection with the consummation of the Transaction on October 27, 2014, the Company entered into a stock option agreement with Mr. Brickman, pursuant to which Mr. Brickman received a one-time award of stock options to purchase 500,000 shares of Common Stock. The stock option award has a per share exercise price equal to $7.4861, which is based on the weighted average price of the Company’s Common Stock for the five trading days immediately prior to the date of grant. Subject to Mr. Brickman’s continued employment, the stock option award will vest and become exercisable in five substantially equal installments on each of the first five anniversaries of the date of grant. However, in the event that Mr. Brickman’s employment is terminated by the Company without Cause (as defined in the 2014 Equity Plan), any unvested portion of the stock option award will vest and become exercisable as of the date of such termination. The stock options granted to Mr. Brickman were not granted under the 2014 Equity Plan but are subject to the terms of the 2014 Equity Plan and the stock option agreement.

Green Brick Partners, Inc. 2014 Omnibus Equity Incentive Plan

In connection with the consummation of the Transaction, the Company adopted the 2014 Equity Plan, as described below.

Purpose. The purpose of the 2014 Equity Plan is to provide a means for the Company and its affiliates to attract and retain key personnel and to provide a means whereby current and prospective directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may (but need not) be measured by reference to the value of the Company’s Common Stock, thereby strengthening their commitment to the welfare of the Company and aligning their interests with those of the Company’s stockholders. The 2014 Equity Plan will terminate automatically on October 17, 2024. No awards will be granted under the 2014 Equity Plan after that date, but awards granted prior to that date may extend beyond that date.

Awards. Under the 2014 Equity Plan, awards of stock options, including both incentive stock options and nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units, other stock-based awards and performance compensation awards may be granted. The maximum number of shares of Common Stock that is authorized and reserved for issuance under the 2014 Equity Plan is 2,350,956, subject to adjustment for certain corporate events or changes in the Company’s capital structure.

Eligibility. In general, the Company’s employees, consultants and directors and those of the Company’s affiliates, as well as those reasonably expected to become the Company’s employees, consultants and directors, or those of the Company’s affiliates, are eligible for awards under the 2014 Equity Plan, provided that incentive stock options may be granted only to employees. A written agreement between the Company and each participant will evidence the terms of each award granted under the 2014 Equity Plan.

Shares Subject to the 2014 Equity Plan. The shares that may be issued pursuant to awards are shares of Common Stock and the maximum aggregate amount of Common Stock which may be issued upon exercise of all awards under the 2014 Equity Plan, including incentive stock options, may not exceed 2,350,956, subject to adjustment to reflect certain corporate transactions or changes in the Company’s capital structure. If any award under the 2014 Equity Plan expires or otherwise terminates, in whole or in part, without having been exercised in full, the Common Stock withheld from issuance under that award will become available for future issuance under the plan. If shares issued under the 2014 Equity Plan are reacquired by the Company pursuant to the terms of any forfeiture provision, those shares will become available for future awards under the plan. Awards that can only be settled in cash will not be treated as shares of Common Stock granted for purposes of the 2014 Equity Plan. The maximum amount that can be paid to any single participant in any one calendar year pursuant to a cash bonus award under the 2014 Equity Plan is $2,000,000.

Administration. The Compensation Committee administers the 2014 Equity Plan. Among other responsibilities, the Compensation Committee will select participants from among the eligible individuals, determine the number of shares of Common Stock that will be subject to each award and determine the terms and conditions of each award, including exercise price, methods of payment and vesting schedules. In general, the Board may amend, alter, suspend, discontinue, or terminate the 2014 Equity Plan or any portion thereof at any time.

Adjustments in Capitalization. In general, in the event of (i) any dividend or other distribution (whether in the form of cash, stock or other securities or property), stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges or other similar corporate transaction or event (including, without limitation, a “change in control” (as defined in the 2014 Equity Plan)) that affects the Common Stock or (ii) certain unusual or nonrecurring events (including, without limitation, a “change in control”), appropriate equitable adjustments or substitutions (as determined by the Compensation Committee) will be made to the various limits under, and the terms of, the 2014 Equity Plan and the awards granted thereunder, including the maximum number of shares of Common Stock reserved under the 2014 Equity Plan, the price or kind of other securities or other consideration subject to awards or any applicable performance measures (e.g., performance criteria), to the extent necessary to preserve the economic intent of the award. In addition, the Compensation Committee may cancel outstanding awards and cause participants to receive, in cash, stock, other securities or property, or a combination thereof, the value of the awards.

Change in Control. In the event of a “change in control,” the Compensation Committee may generally provide for one or more of the following: (i) that all options and stock appreciation rights subject to an award will become fully vested and immediately exercisable, (ii) that any restricted period imposed upon restricted awards will expire immediately and (iii) that participants will receive partial or full payment for outstanding performance awards.

Nontransferability. In general, each award granted under the 2014 Equity Plan may be exercisable only by a participant during the participant’s lifetime or, if permissible under applicable law, by the participant’s legal guardian or representative. Except in very limited circumstances, no award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against us. However, the designation of a beneficiary will not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

No Rights as a Stockholder. In general, except as otherwise provided in the 2014 Equity Plan or any award agreement thereunder, no person who receives an award under the plan will be entitled to the privileges of a stockholder until the shares covered by such award have been issued or delivered to that person.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding equity awards for the Company’s NEOs as of December 31, 2018.

	Option Awards				Stock Awards
Named Executive Officers	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares of Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
James R. Brickman	400,000	100,000	$7.49	10/27/2024	—	—		(2)	700,000
Richard A. Costello	—	—	—	—	—	—	—		—
Jed Dolson	—	—	—	—	—	—		(2)	550,000
(1)	On October 27, 2014, Mr. Brickman was granted stock options to purchase 500,000 shares of Common Stock, which vest and become exercisable in five substantially equal installments on each of the first five anniversaries of the date of grant.
(2)	On March 29, 2018, each of Mr. Brickman and Mr. Dolson were granted Other Stock-Based Awards, which could be earned based on the attainment of specified pre-tax income goals for the 2018 performance period. Each such award is denominated in dollars but payable in shares of Common Stock. Based on a closing price per share of Common Stock on December 31, 2018, the last business day of the year, of $7.24, Messrs. Brickman and Dolson would have been eligible to receive 96,685 and 75,967 shares, respectively, under their Other Stock-Based Award Award Agreements assuming each earned the maximum award value.
(3)	Any amounts earned and payable under the Other Stock-Based Award Award Agreements were to be paid in shares of Common Stock. The number of shares of Common Stock was determined by taking the actual amount of the award earned under the Agreement and dividing such amount by the Fair Market Value of a share of Common Stock on the date that was two business days after the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. The amounts reflected above reflect the maximum amount that could be earned under each award.

Potential Payments Upon Termination of Employment or Change in Control

The Company’s NEOs are eligible for severance as set forth in their respective employment agreements and Mr. Brickman is entitled to accelerated vesting of his stock options under certain circumstances, in each case, as described in the following narrative and illustrated in the accompanying table below.

Brickman Employment Agreement

In the event that Mr. Brickman’s employment is terminated by the Company without Cause (as defined in the Brickman Employment Agreement) (other than due to death or Disability (as defined in the Brickman Employment Agreement)) or Mr. Brickman resigns for Good Reason (as defined in the Brickman Employment Agreement), subject to (i) Mr. Brickman’s execution of a release of claims in a form reasonably determined by the Company and (ii) compliance with the material terms of the Brickman Employment Agreement or any other agreement between the Company and Mr. Brickman, in addition to certain accrued obligations, the Company will provide Mr. Brickman with severance in an amount equal to two times (x) his base salary plus (y) his target bonus. Mr. Brickman will not be entitled to severance upon the expiration of the term of employment. The Company may require repayment of any bonus and equity-based compensation paid by the Company in a prior Company fiscal year if the Company is required to restate financial results with respect to such fiscal year due to material non-compliance with applicable financial reporting requirements. Mr. Brickman is subject to a (i) 12-month post-termination non-competition covenant relating to competitors of the Company, (ii) 12-month post-termination non-solicitation covenant in respect of employees, consultants, vendors, customers and similar business relationships of the Company and (iii) perpetual confidentiality and non-disparagement covenants.

Costello Employment Agreement

In the event that Mr. Costello’s employment is terminated by the Company without Cause (as defined in the Costello Employment Agreement) (other than due to death or Disability (as defined in the Costello Employment Agreement)) or Mr. Costello’s resignation for Good Reason (as defined in the Costello Employment Agreement), subject to Mr. Costello’s (i) execution of a release of claims in a form reasonably determined by the Company and (ii) compliance with the material terms of the Costello Employment Agreement or any other agreement between the Company and Mr. Costello, in addition to certain accrued obligations, the Company will provide Mr. Costello with severance in an amount equal to $400,000, which amount is payable in a lump sum cash payment, and a pro-rated bonus for the year in which termination occurs based on actual performance results for such year, which amount is payable in the year immediately following the year in which the termination occurs when the bonus would have otherwise been paid in accordance with the terms of the applicable plan (the “Pro-Rated Bonus”). If Mr. Costello’s employment terminates by reason of the expiration of the term of employment, Mr. Costello will be entitled to receive the Pro-Rated Bonus, subject to Mr. Costello’s (i) execution of a release of claims in a form reasonably determined by the Company and (ii) compliance with the material terms of the Costello Employment Agreement or any other agreement between the Company and Mr. Costello. The Company may require repayment of any bonus and equity-based compensation paid by the Company in a prior Company fiscal year if the Company is required to restate financial results with respect to such fiscal year due to material non-compliance with applicable financial reporting requirements. Mr. Costello is subject to a (i) 12-month post-termination non-competition covenant relating to competitors of the Company, (ii) 12-month post-termination non-solicitation covenant in respect of employees, consultants, vendors, customers and similar business relationships of the Company and (iii) perpetual confidentiality and non-disparagement covenants.

Dolson Employment Agreement

In the event that Mr. Dolson’s employment is terminated by the Company without Cause (as defined in the Dolson Employment Agreement) (other than due to death or Disability (as defined in the Dolson Employment Agreement)) or Mr. Dolson resigns for Good Reason (as defined in the Dolson Employment Agreement), subject to Mr. Dolson’s (i) execution of a release of claims in a form reasonably determined by the Company and (ii) compliance with the material terms of the Dolson Employment Agreement or any other agreement between the Company and Mr. Dolson, in addition to certain accrued obligations, the Company will provide Mr. Dolson with severance in an amount equal to one and one half times the sum of (x) his base salary and (y) his annual bonus in respect of the year preceding the year of termination. Mr. Dolson will not be entitled to severance upon the expiration of the term of employment. The Company may require repayment of any bonus and equity-based compensation paid by the Company in a prior Company fiscal year if the Company is required to restate financial results with respect to such fiscal year due to material non-compliance with applicable financial reporting requirements. Mr. Dolson is subject to a (i) 12-month post-termination non-competition covenant relating to competitors of the Company, (ii) 12-month post-termination non-solicitation covenant in respect of employees, consultants, vendors, customers and similar business relationships of the Company and (iii) perpetual confidentiality and non-disparagement covenants.

James R. Brickman Stock Options

In the event that Mr. Brickman’s employment is terminated by the Company without Cause (as defined in the 2014 Equity Plan), any unvested portion of the stock option will vest and become exercisable as of the date of such termination.

Assuming a termination of employment (including due to expiration of the term) occurred as of December 31, 2018, each of Messrs. Brickman, Costello and Dolson would be entitled to receive the payment and benefits set forth in the following table.

	James R. Brickman	Richard A. Costello	Jed Dolson
Termination by the Company without Cause/Resignation by Executive for Good Reason
• A cash severance
   payment equal to
   $5,600,000, calculated
   as two times (2x) the
   sum (i) base salary
   $1,400,000) plus
   (ii) target bonus
   ($1,400,000).

• Full acceleration of
   outstanding unvested
   stock options on a
   termination without
   Cause only.(1)
		• A cash severance payment equal to $400,000. • A pro-rata bonus for the year of termination ($320,000).(2)	• A cash severance payment equal to $1,614,864, calculated as one and one-half times (1.5x) the sum (i) base salary ($550,000) plus (ii) bonus in respect of prior year ($526,576).
Termination by the Company for Cause/Resignation by Executive without Good Reason	Accrued Obligations only.	Accrued Obligations only.	Accrued Obligations only.
Death/Disability	Accrued Obligations only.	Accrued Obligations only.	Accrued Obligations only.
Expiration of Term	Accrued Obligations only.	A pro-rata bonus for the year of termination ($320,000).(2)	Accrued Obligations only.
(1)	Based on the closing price per share of the Common Stock on December 31, 2018, the last business day of the year, which was equal to $7.24, the acceleration of Mr. Brickman’s unvested stock options would be worth $0 since the per share exercise price of the unvested stock options exceeds the closing price per share of the Common Stock on December 31, 2018.
(2)	Dollar amount reflects the annual bonus Mr. Costello actually received in respect of 2018.

DIRECTOR COMPENSATION INFORMATION

For 2018, members of the Board received compensation in the forms of annual cash retainers and meetings fees as set forth in the following table:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
David Einhorn	50,000	—	50,000
James R. Brickman(2)	—	—	—
Elizabeth K. Blake	6	153,840	153,846
Harry Brandler	50,000	—	50,000
John R. Farris	47,261	71,784	119,045
Kathleen Olsen	90,011	71,784	161,795
Richard S. Press	66,008	112,812	178,820
(1)	On May 23, 2018, the Company awarded restricted shares of Common Stock to certain directors pursuant to the 2014 Equity Plan. The restricted stock awards become fully vested on the earlier to occur of (i) the first anniversary of the grant date, or (ii) the date of the Company’s 2018 Annual Meeting of Stockholders, provided generally that the director is then serving on the Board. If the director’s service terminates prior to the vesting date due to death, the restricted shares of Common Stock will become fully vested on the date of the director’s death. The grant date fair value of the restricted stock awards is included in the table in accordance with FASB ASC Topic 718. These were the only outstanding non-employee director equity-based awards as of December 31, 2018.

(2)	As an employee of the Company, Mr. Brickman does not receive any additional compensation for his service as a director.

For 2018, all non-employee independent directors received an annual general retainer equal to $140,000 and the Board committee chairs received an additional annual committee chair retainer of $20,000, $10,000 and $10,000 for the Audit Committee, Compensation Committee and Governance and Nominating Committee, respectively. The general retainer was allocated 50% to cash ($70,000) and 50% to shares of restricted Common Stock ($70,000) with each independent director having the option to elect all or a portion of such cash compensation to be in the form of shares of restricted Common Stock. To the extent a director elects to receive shares of restricted Common Stock in lieu of cash, such restricted stock will vest on the earlier of the first anniversary of the grant date or the date of the Company’s next Annual Meeting of Stockholders following the grant date, provided that the director is then serving on the Board. If the director’s service terminates prior to the vesting date due to death, the restricted shares of Common Stock will become fully vested on the date of the director’s death. The committee chair retainers were payable in cash with each independent director having the option to elect all or a portion of such cash compensation to be in the form of shares of restricted Common Stock. For 2018, the other non-employee directors, Mr. Einhorn and Mr. Brandler, received an annual cash retainer equal to $50,000.

In March 2019, the Board increased the annual general retainer for all non-employee directors, other than the Chairman of the Board, to $170,000 and maintained the annual committee chair retainers. The cash portion of the general retainer increased to $80,000, effective April 1, 2019, paid quarterly in arrears, and the non-cash portion was increased to $90,000 in shares of restricted Common Stock, effective upon reelection to the Board.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership of our securities with the SEC and the Nasdaq. Based on our records and written representations from reporting persons, we believe that all reports for directors and executive officers that were required to be filed were filed in 2018 on a timely basis.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our Common Stock that may be issued as of December 31, 2018 under the 2014 Equity Plan, which is our only existing equity compensation plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	—	1,816,768
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	1,816,768

REVIEW AND APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

The Company has adopted a written policy for the review, approval and ratification of transactions with related persons. The policy covers related party transactions between us and any of our senior managers and directors or their respective affiliates, director nominees, 5% or greater security holders or family members of any of the foregoing. Related party transactions covered by this policy are reviewed by our Governance and Nominating Committee to determine whether the transaction is in our best interests and the best interests of our stockholders. As a result, approval of related party business will be denied if, among other factors, it is determined that the proposed transaction is not fair and reasonable and on terms no less favorable to Green Brick than could be obtained in a comparable arms-length transaction with an unrelated third party.

TRANSACTIONS WITH RELATED PERSONS

Since January 1, 2018, the Company had related party transactions through the normal course of business. These transactions include the following:

In 2012, we formed Centre Living Homes, LLC (“Centre Living”), a builder that focuses on a limited number of homes and luxury townhomes each year in the Dallas, Texas market. Trevor Brickman, the son of Green Brick’s Chief Executive Officer, is the President of Centre Living. Effective as of January 1, 2015, Trevor Brickman’s ownership interest is 50% for future operations and Green Brick has 51% voting control over the operations of Centre Living. During 2018, compensation paid to Trevor Brickman totaled approximately $160,000.

In March 2016, the Company purchased undeveloped land for an eventual 83-lot community, Academy Street in Atlanta. Simultaneously, the Company entered into a partnership agreement with an entity affiliated with the president of The Providence Group of Georgia, LLC (“TPG”) to develop the community for sale of the lots to TPG under GRBK Academy LLC. Contributions and profits are shared 80% for the Company and 20% for the affiliated entity. The total capital contributions as of December 31, 2018 were $11.7 million. The total distributions as of December 31, 2018 were $14.8 million.

In March 2016, the Company purchased undeveloped land for a 73-unit townhome community, Suwanee Station in Atlanta. Simultaneously, the Company entered into a partnership agreement with an entity affiliated with the president of TPG to develop the land to sell the lots to TPG under GRBK Suwanee Station LLC. Contributions and profits are shared 50% for the Company and 50% for the affiliated entity. As of December 31, 2018, the total contributions were $2.5 million. As of December 31, 2018, total distributions paid from the partnership were $2.3 million.

GRBK GHO Homes, LLC (“GRBK GHO”) leases office space from entities affiliated with the president of GRBK GHO. During the period from April 26, 2018 through December 31, 2018, GRBK GHO incurred rent expense of $0.1 million under such lease agreements. As of December 31, 2018, there were no amounts due to the affiliated entities related to such lease agreements.

GRBK GHO receives title closing services on the purchase of land and third-party lots from an entity affiliated with the president of GRBK GHO. During the period from April 26, 2018 through December 31, 2018, GRBK GHO incurred de minimus fees related to such title closing services. As of December 31, 2018, no amounts were due to the title company affiliate.

STOCKHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING

In order for an item of business or a nomination for election of a director proposed by a stockholder to be considered properly brought before the annual meeting of stockholders as an agenda item, our Bylaws require that the stockholder give written notice to our Secretary at 2805 Dallas Parkway, Suite 400, Plano, TX 75093. The notice must specify certain information concerning the stockholder and the item of business or the nominee, as the case may be, proposed to be brought before the meeting. The notice must be received by our Secretary not less than 90 nor more than 120 calendar days before the first anniversary of the previous year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary, notice by the stockholder must be received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made. Accordingly, assuming the date of the 2020 annual meeting of stockholders is between April 22, 2020 and July 21, 2020, proper notice of a stockholder proposal or nomination must be received by us no earlier than January 23, 2020 and no later than the close of business on February 22, 2020.

Proposals intended to be included in the Company’s proxy materials for the 2020 annual meeting of stockholders must be received by the Company’s Secretary at 2805 Dallas Parkway, Suite 400, Plano, TX 75093, on or before December 28, 2019. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

2018 FORM 10-K

Our 2018 Form 10-K, including financial statements for the year ended December 31, 2018, is available on the Internet at www.greenbrickpartners.com. Stockholders who wish to obtain a paper copy of our 2018 Form 10-K may do so without charge by writing to Green Brick Partners, Inc., 2805 Dallas Parkway, Suite 400, Plano, TX 75093, Attention: Investor Relations.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the Annual Meeting. If any other business does properly come before the meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of Green Brick.

Richard A. Costello
Chief Financial Officer, Treasurer and Secretary

Green Brick Partners, Inc.
2805 Dallas Parkway, Suite 400
Plano, TX 75093
Dated: April 12, 2019

GREEN BRICK PARTNERS, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P O BOX 1342
Brentwood, NY 11717

VOTE BY INTERNET - www.proxyvote.com
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Elizabeth K. Blake 02 Harry Brandler 03 James R. Brickman 04 David Einhorn 05 John R. Farris
06 Kathleen Olsen 07 Richard S. Press

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2 To ratify the appointment of RSM US LLP as the Independent Registered Public Accounting Firm of the Company to serve for the 2019 fiscal year.	☐	☐	☐

NOTE: Any other matters that may come before the meeting or any adjournments thereof will be voted in the best judgment of the proxies.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice, Proxy Statement is/are available at www.proxyvote.com

GREEN BRICK PARTNERS, INC.
Annual Meeting of Stockholders
May 22, 2019 at 10:00 A.M. Central Time
This proxy is solicited by the Board of Directors.

The Stockholder(s) hereby appoints James R. Brickman and Richard A. Costello, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of GREEN BRICK PARTNERS, INC. that the Stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M., CDT on May 22, 2019, at the Corporate Offices of Green Brick Partners, Inc. at 2805 Dallas Parkway, Suite 400, Plano, TX 75093, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and will be voted in the best judgment of the proxies on any other matters that may come before the meeting or any adjournments thereof.

Continued and to be signed on reverse side

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